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                     March 29, 2023

       Ming Yi
       Chief Financial Officer
       Future FinTech Group Inc.
       Americas Tower
       1177 Avenue of the Americas
       Suite 5100
       New York, NY 10036

                                                        Re: Future FinTech
Group Inc.
                                                            Form 10-K/A for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 22,
2023
                                                            File No. 001-34502

       Dear Ming Yi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Jeffrey Li